Exhibit 99.1

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Third Quarter 2012 Results

DALLAS – October 29, 2012 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the third quarter and year-to-date periods ended September 30, 2012. The quarter and year-to-date results were reported in EFH’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) this morning.

“Strong performance from our nuclear and coal-fueled generation units and asset management overcame milder summer weather and low wholesale power prices to deliver solid results. Also, our continued focus on customer care and product innovation has improved customer retention rates for our retail business,” said John Young, Chief Executive Officer of EFH.

Third Quarter GAAP Results

For the third quarter 2012, EFH reported a consolidated net loss (in accordance with GAAP) of $407 million compared with a reported consolidated net loss of $710 million for the third quarter 2011. The third quarter 2012 net loss included (all after tax) $339 million in unrealized commodity-related mark-to-market net losses largely related to positions in EFH’s natural gas hedging program; $20 million in asset impairments; and $14 million in unrealized mark-to-market net losses on interest rate swaps.

In comparison, the third quarter 2011 reported consolidated net loss (in accordance with GAAP) included (all after tax) $402 million in unrealized mark-to-market net losses on interest rate swaps and $321 million in charges related to the Environmental Protection Agency’s Cross State Air Pollution Rule (CSAPR), partially offset by $89 million in unrealized commodity-related mark-to-market net gains.

Third Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the third quarter 2012 totaled a net loss of $34 million compared with a net loss of $76 million for the third quarter 2011. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the third quarter 2012 and 2011, see Tables A1 and A2.

Third quarter 2012 adjusted (non-GAAP) operating results from the competitive business improved $46 million (after tax) compared with the third quarter 2011. The increase reflected (all after tax) a $19 million increase in contribution margin, driven by lower amortization of intangibles arising from purchase accounting and increased coal and nuclear generation due to fewer derates. This increase was partially offset by higher fuel costs for coal and nuclear generation. Additional factors contributing to the improved results were $14 million in lower depreciation reflecting increased useful lives and retirements of certain generation assets; $13 million in lower income taxes reflecting a higher Texas margin tax in 2011; $12 million in lower selling, general and administrative (SG&A) expense, including $5 million in lower retail bad debt expense; and $4 million in lower operating costs. These positive factors were partially offset by $12 million in higher net interest expense driven by increased borrowings.

Third quarter 2012 adjusted (non-GAAP) operating results related to the regulated business decreased $4 million (after tax) compared with third quarter 2011. The results reflected (all after tax) $49 million in higher revenues from transmission and distribution tariff increases, including automated meter surcharges and growth in points of delivery as well as transmission cost recovery charges. These factors were partially offset by $31 million in lower consumption driven by milder weather, $7 million in higher depreciation reflecting infrastructure investment, $7 million in higher interest expense driven by increased borrowings, $6 million in higher transmission fees, and $4 million in higher franchise fees and property taxes.

Year-To-Date GAAP Results

For the nine months ended (year-to-date) September 30, 2012, EFH reported a consolidated net loss (in accordance with GAAP) of $1,408 million compared with a reported consolidated net loss of $1,776 million for year-to-date 2011.

The year-to-date 2012 consolidated reported net loss included (all after tax) $831 million in unrealized commodity-related mark-to-market net losses largely related to positions in EFH’s natural gas hedging program, $20 million in asset impairments, and $8 million in unrealized mark-to-market net losses on interest rate swaps.

The year-to-date 2011 reported consolidated net loss included (all after tax) $572 million in unrealized mark-to-market net losses on interest rate swaps, $321 million in charges related to CSAPR, $159 million in unrealized commodity-related mark-to-market net losses, and $64 million in third-party fees and a $13 million state income tax charge, both related to the TCEH Senior Secured Facilities amendment and extension transactions in April 2011. These items were partially offset by a $16 million debt extinguishment gain resulting from a debt exchange transaction and a $14 million gain related to a counterparty bankruptcy settlement.

Year-To-Date Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for year-to-date 2012 totaled a net loss of $549 million compared with a net loss of $677 million for year-to-date 2011. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for year-to-date 2012 and 2011, see Tables A3 and A4.

Year-to-date 2012 adjusted (non-GAAP) operating results from the competitive business improved $114 million (after tax) as compared with year-to-date 2011. The increase reflected (all after tax) a $107 million increase in contribution margin driven by higher net margin from asset management and retail activities, net of the effects of milder weather, lower amortization of intangibles arising from purchase accounting and increased nuclear generation due to the timing of nuclear refueling outages. In 2011 there were two refueling outages (one in the second quarter and one in the fourth quarter) versus only one in October 2012. These items were partially offset by higher fuel costs for coal and nuclear generation. Other factors contributing to the higher operating results were a $59 million decrease in depreciation reflecting increased useful lives and retirements of certain generation assets, partially offset by investment in the legacy generation fleet, a $22 million decrease in operating costs primarily due to the timing of nuclear refueling outages, a $15 million decrease in retail bad debt expense and a $15 million decrease in SG&A expenses. These positive items were partially offset by a $95 million increase in net interest expense driven by increased borrowings and a $12 million decrease in other income due to a property damage claim and a sales tax refund in 2011.

Year-to-date 2012 adjusted (non-GAAP) operating results related to the regulated business were $14 million higher compared with year-to-date 2011. The results reflected (all after tax) $158 million in higher revenues from transmission rate and distribution tariff increases, including advanced meter surcharges and growth in points of delivery as well as transmission cost recovery surcharges. These improvements were offset by $44 million due to lower consumption driven by milder weather, $36 million in higher transmission fees, $24 million in higher depreciation reflecting infrastructure investment, $12 million in higher operating costs due to regulatory asset amortization, outside services and vegetation management costs, $10 million in higher franchise fees and property taxes, and $10 million in higher net interest expense driven by increased borrowings.

Natural Gas Hedging Program

The EFH natural gas hedging program is designed to reduce exposure to changes in future wholesale electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. At September 30, 2012, these subsidiaries have effectively sold forward approximately 430 million MMBtu of natural gas (equivalent to the natural gas exposure of approximately 51,000 GWh at an assumed 8.5 market heat rate) at weighted average annual hedge prices ranging from $6.89 per MMBtu to $7.80 per MMBtu. Taking into consideration forward retail and wholesale power sales and the positions in the natural gas hedging program, EFH has effectively hedged an estimated 99%, 87% and 39% of the price exposure, on a natural gas equivalent basis, related to TCEH’s expected generation output for 2012, 2013 and 2014, respectively (assuming an 8.5 market heat rate). These estimates reflect the currently governing Clean Air Interstate Rule (CAIR) regulations.

The effects of changes in forward natural gas prices on the values of positions in the natural gas program are reflected in net income (GAAP) as discussed above. Reported net realized hedging gains associated with this program totaled $440 million (pretax) for the third quarter 2012 and $1,459 million (pretax) year-to-date 2012. Reported unrealized mark-to-market net losses associated with the hedging program totaled $539 million (pretax) in the third quarter 2012 and $1,244 million (pretax) year-to-date 2012, driven by reversals of previously recorded unrealized gains on positions settled. In comparison, the realized net gains were $290 million for the third quarter of 2011 and $911 million year-to-date 2011. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the natural gas hedging program totaled $1,880 million and $3,124 million at September 30, 2012 and December 31, 2011, respectively, with the decline reflecting the settlement of maturing positions.

Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will, in this context, be viewed as having resulted in an opportunity cost.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH senior secured notes indenture, is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its third quarter 2012 results with its investors on Tuesday, October 30, 2012 at 10 a.m. Central (11 a.m. Eastern). The telephone number to participate in the conference call is 888-825-4458 in the United States and Canada and 973-638-3323 internationally, with conference code 38868466. The teleconference will be webcast live in the investor relations section on EFH’s website. An audio replay of this conference will be available until November 13, 2012, via the following telephone numbers: 855-859-2056 in the United States and 404-537-3406 internationally.

* * *

About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with approximately 1.8 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has approximately 15,400 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also one of the largest purchasers of wind-generated electricity in Texas and in the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points and approximately 118,000 miles of distribution and transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward-Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s natural gas hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not generally moving with natural gas prices; any decrease in market heat rates as the program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lenders under the company’s collateral revolving credit facility to perform their respective obligations; or any other event that results in the inability to continue to use a first lien on TCEH’s assets to secure a substantial portion of the hedges under the program.

-END-

Investor Relations:	Corporate Communications:
Molly Sorg 214.812.8868	Allan Koenig 214.812.8080

Tables

Table A1: Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results

Third Quarter 2012; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	1,752	(4)[a]		1,748
Fuel, purchased power costs and delivery fees	(850)	(11)[a]		(861)
Net gain (loss) from commodity hedging and trading activities	(3)	541	[a]	538
Operating costs	(201)	—		(201)
Depreciation and amortization	(335)	—		(335)
Selling, general and administrative expenses	(177)	—		(177)
Franchise and revenue-based taxes	(19)	—		(19)
Other income	6	—		6
Other deductions	(42)	31	[b]	(11)
Interest income	1	—		1
Interest expense and related charges	(944)	21	[c]	(923)

Loss before income taxes and equity in earnings	(812)	578		(234)
Income tax benefit	296	(205)[d]		91
Equity in earnings of unconsolidated subsidiaries (net of tax)	109	—		109

Net loss/adjusted (non-GAAP) operating loss	(407)	373		(34)

[a]

These adjustments total $526 million and represent unrealized mark-to-market net losses on commodity positions, including $539 million in net losses related to the natural gas hedging program and $13 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents asset impairment charges on mineral interests and computer software.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A2: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Third Quarter 2011; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	2,321	(1)[a]	2,320
Fuel, purchased power costs and delivery fees	(1,058)	(2)[a]	(1,060)
Net gain from commodity hedging and trading activities	270	(135)[a]	135
Operating costs	(207)	—	(207)
Depreciation and amortization	(379)	22 [b]	(357)
Selling, general and administrative expenses	(195)	—	(195)
Franchise and revenue-based taxes	(21)	—	(21)
Other income	9	—	9
Other deductions	(483)	476 [c]	(7)
Interest expense and related charges	(1,523)	619 [d]	(904)

Loss before income taxes and equity in earnings	(1,266)	979	(287)
Income tax benefit	443	(345)[e]	98
Equity in earnings of unconsolidated subsidiaries (net of tax)	113	—	113

Net loss/adjusted (non-GAAP) operating loss	(710)	634	(76)

[a]

These adjustments total $138 million and represent unrealized mark-to-market net gains on commodity positions, including $102 million in net gains related to the natural gas hedging program and $36 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents accelerated depreciation of lignite mining assets due to effects of CSAPR.
[c]

Represents $418 million non-cash impairment charge for excess sulfur dioxide emissions allowances, $49 million in employee severance charges associated with the planned idling of two generation units and cessation of certain lignite mining operations and a $9 million impairment of mining assets all due to effects of CSAPR.

[d]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[e]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A3: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2012; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	4,358	—		4,358
Fuel, purchased power costs and delivery fees	(2,153)	(34)[a]		(2,187)
Net gain from commodity hedging and trading activities	229	1,324	[a]	1,553
Operating costs	(636)	—		(636)
Depreciation and amortization	(1,015)	—		(1,015)
Selling, general and administrative expenses	(491)	—		(491)
Franchise and revenue-based taxes	(55)	—		(55)
Other income	25	—		25
Other deductions	(54)	31	[b]	(23)
Interest income	2	—		2
Interest expense and related charges	(2,746)	12	[c]	(2,734)

Loss before income taxes and equity in earnings	(2,536)	1,333		(1,203)
Income tax benefit	879	(474)[d]		405
Equity in earnings of unconsolidated subsidiaries (net of tax)	249	—		249

Net loss/adjusted (non-GAAP) operating loss	(1,408)	859		(549)

[a]

These adjustments total $1,290 million and represent unrealized mark-to-market net losses on commodity positions, including $1,244 million in net losses related to the natural gas hedging program and $46 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents asset impairment charges on mineral interests and computer software.
[c]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A4: Consolidated: Reconciliation of GAAP results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2011; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	5,672	(1)[a]		5,671
Fuel, purchased power costs and delivery fees	(2,726)	(12)[a]		(2,738)
Net gain from commodity hedging and trading activities	365	260	[a]	625
Operating costs	(670)	—		(670)
Depreciation and amortization	(1,119)	22	[b]	(1,097)
Selling, general and administrative expenses	(537)	—		(537)
Franchise and revenue-based taxes	(64)	—		(64)
Other income	84	(46)[c]		38
Other deductions	(593)	576	[d]	(17)
Interest income	2	—		2
Interest expense and related charges	(3,467)	879	[e]	(2,588)

Loss before income taxes and equity in earnings	(3,053)	1,678		(1,375)
Income tax benefit	1,042	(579)[f]		463
Equity in earnings of unconsolidated subsidiaries (net of tax)	235	—		235

Net loss/adjusted (non-GAAP) operating loss	(1,776)	1,099		(677)

[a]

These adjustments total $247 million and represent unrealized mark-to-market net losses on commodity positions, including $299 million in net losses related to the natural gas hedging program and $52 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents accelerated depreciation of lignite mining assets due to effects of CSAPR.
[c]	Represents a debt extinguishment gain and a gain related to a counterparty bankruptcy settlement.
[d]	Asset impairments and severance charges due to effects of CSAPR and expensed fees associated with the TCEH Senior Secured Facilities amendment and extension transaction.
[e]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[f]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes a $13 million state income tax charge related to the April 2011 TCEH Senior Secured Facilities amendment and extension transaction.

Table B: Financial definitions

Term	Definition
GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, results of discontinued operations and other adjustments allowable under the EFH senior secured notes indentures. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH senior secured notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, excludes unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges, income tax expense (benefit) and depreciation and amortization.

Regulated Business	Refers to the results of the Regulated Delivery segment, which consists largely of EFH’s investment in Oncor.